Adhera and Allegis Pharma Announce Co-Promotion Agreement

Co-promote will expand commercialization of Nitrolingual® Pumpspray, a Nitroglycerin Lingual Spray

Nitroglycerin has been listed as one of the top 300 most prescribed drugs

RESEARCH TRIANGLE PARK, NC, September 6, 2019 — Adhera Therapeutics, Inc. (OTCQB: ATRX), a specialty pharmaceutical company leveraging technology to commercialize unique therapies and improve patient outcomes, announced today that it has entered into an agreement with Allegis Pharmaceuticals, LLC to co-promote Allegis’ Nitrolingual® Pumpspray, a nitroglycerin lingual spray, indicated for acute relief of an attack or prophylaxis of angina pectoris due to coronary artery disease. Nitroglycerin is listed as one of the top 300 most prescribed drugs with approximately 3.4 million annual prescriptions in 2016 (https://clincalc.com/DrugStats/Top300Drugs.aspx). Allegis plans to make both the branded Nitrolingual Pumpspray and the authorized generic product fully available to provide maximum economic flexibility to patients in accessing the medicine.

Nancy Phelan, CEO of Adhera Therapeutics commented, “This partnership is a great fit for Adhera and expands our commitment to meet the needs of chronic care patients. We’re excited to partner with Allegis to broaden commercialization of Nitrolingual Pumpspray and to provide a treatment option for patients dealing with angina pectoris.” Rett Crowder, COO of Allegis Pharma offered “We believe Adhera’s focus on chronic care patients and established relationships with Health Care Providers will enable a strong commercial effort for Nitrolingual Pumpspray. Allegis is committed to meeting the demands of this market and supporting patient needs.”

About Adhera Therapeutics

Adhera Therapeutics, Inc. is a specialty pharmaceutical company leveraging technology to commercialize unique therapies and improve patient outcomes. Adhera is initially focused on commercializing its United States Food and Drug Administration approved product for the treatment of hypertension to lower blood pressure through DyrctAxessTM, a patient-centric treatment approach. Adhera is dedicated to identifying additional assets to expand its commercial presence. Additional information can be found at www.adherathera.com.

About Allegis Pharmaceuticals

Allegis Pharmaceuticals, LLC is a Canton, MS based pharmaceutical company that was founded in 2006. Allegis is focused on acquiring, developing or in-licensing prescription healthcare products designed to enhance patient’s quality of life. Allegis Pharmaceuticals, LLC focuses on pediatric and family practice specialties. As a company, we are committed to bringing safe and affordable products to the patients and providers we serve.

About NITROLINGUAL® PUMPSPRAY

INDICATIONS AND USAGE

Nitrolingual Pumpspray is a nitrate vasodilator indicated for acute relief of an attack or prophylaxis of angina pectoris due to coronary artery disease

IMPORTANT SAFETY INFORMATION

Nitrolingual Pumpspray should not be used if you are allergic to nitroglycerin or if you are using medications for erectile dysfunction such as avanafil, sildenafil, vardenafil, or tadalafil. Using Nitrolingual Pumpspray with these products may cause low blood pressure (hypotension), fainting, or heart attack.

Nitrolingual Pumpspray should not be used if you have anemia.

Nitrolingual Pumpspray should not be used in patients with increased intracranial pressure. Talk to your doctor if you had a cerebral hemorrhage or traumatic brain injury before taking Nitrolingual Pumpspray.

You might develop a tolerance to this drug or to other nitrates and nitrites. Only the smallest number of doses required for effective relief of the acute angina attack should be used.

You should use nitroglycerin with caution in the early days after a heart attack and it may aggravate the angina caused by a condition known as hypertrophic cardiomyopathy. Increased hypotension, mainly when standing upright, may occur even with small doses of nitroglycerin and may result in slow heart beat and increased angina. It should be used with caution if you are dehydrated due to drug therapy or if you have low blood pressure.

Headache is the most reported side effect and may be severe and persistent. Other side effects that have been reported are dizziness, numbness and tingling of the skin, drowsiness, nausea, increased heart rate.

FULL PRESCRIBING INFORMATION can be found at: http://nitrolingual.com/

Forward Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of federal securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. These factors include, without limitation, those contained under the heading “Risk Factors” in the most recent filings by Adhera Therapeutics with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as its Quarterly Reports on Form 10-Q filed thereafter. Adhera Therapeutics assumes no obligation to update or supplement forward-looking statements because of subsequent events.

Contact:

James Carbonara

Hayden IR

646-755-7412

james@haydenir.com